Execution Version

Exhibit (k)(6)

AMENDMENT

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 4, 2022, is made by and between APOLLO TACTICAL INCOME FUND INC., a diversified, closed-end management investment company registered under the Investment Company Act of 1940 (“Borrower”), and SUMITOMO MITSUI BANKING CORPORATION (“Lender”).

WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of April 22, 2021 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement);

WHEREAS, Borrower has requested that certain amendments be made to the Loan Agreement; and

WHEREAS, Lender has agreed to such amendments on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend the Loan Agreement as follows:

1. Amendments to the Loan Agreement.

(a) Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Banking Day”, “Early Opt-in Election”, “Eurocurrency Reserve Requirements”, “Eurodollar Base Rate”, “Eurodollar Lending Office”, “Eurodollar Loans”, “Eurodollar Rate”, “Reference Time” and “USD LIBOR” in their entirety and by deleting the reference to a 2-month Interest Period.

(b) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Benchmark” in its entirety and replacing it with the following:

“Benchmark” means, initially, Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.8(c).

(c) Section 1.1 of the Loan Agreement is hereby amended by deleting clauses (1) and (2) of the definition of “Benchmark Replacement” in their entirety and replacing them with the following:

(1) [reserved];

(2) the sum of (x) Daily Simple SOFR and (y) ten basis points (0.10%);

(d) The definitions of “Borrowing”, “Fixed Rate Loans”, “Interest Payment Date”, “Interest Period” and “Type” in Section 1.1 of the Loan Agreement are hereby amended by deleting the reference therein to “Eurodollar Loans” and replacing it with “SOFR Loans”.

(e) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Benchmark Replacement Adjustment” in its entirety and replacing it with the following:

“Benchmark Replacement Adjustment” means, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

(f) Section 1.1 of the Loan Agreement is hereby amended by deleting clause (3) and the last paragraph of the definition of “Benchmark Replacement Date” in its entirety and replacing it with the following:

(3) [reserved].

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(g) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Business Day” in its entirety and replacing it with the following:

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

(h) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Daily Simple SOFR” in its entirety and replacing it with the following:

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR”.

(i) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Floor” in its entirety and replacing it with the following:

“Floor” means zero percent (0.00%).

(j) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Maturity Date” in its entirety and replacing it with the following:

“Maturity Date” means the earliest to occur of (a) the date on which Lender demands repayment pursuant to Section 7, (b) the date on which the Loans are repaid in full (together with all accrued interest and all other amounts due and owing in connection with the Loans) and the Commitments have been terminated, and (c) April 4, 2024.

(k) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Maximum Revolving Amount” in its entirety and replacing it with the following:

“Maximum Revolving Amount” means (i) prior to the satisfaction of the Up-Size Conditions, $33,000,000 and (ii) upon the satisfaction of the Up-Size Conditions, $45,000,000.

(l) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Term SOFR” in its entirety and replacing it with the following:

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

(m) Section 1.1 of the Loan Agreement is hereby amended by deleting subsection (ii) of definition of “Up-Size Conditions” in its entirety and replacing it with the following:

(ii) Borrower has paid to Lender a fee in an amount equal to (A) the Up-Front Increase Amount multiplied by (B) the product of 0.20% multiplied by the quotient (expressed as a percentage) of (x) the number of days from (and including) the date of the Merger through (but not including) April 4, 2024 and (y) the number of days from (and including) April 4, 2022 through (but not including) April 4, 2024.

(n) Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms in their correct alphabetical order:

“Adjusted Term SOFR Rate” means (a) for an Interest Period of one (1) month, Term SOFR plus 10 basis points (0.10%), (b) for an Interest Period of three (3) months, Term SOFR plus 15 basis points (0.15%) and (c) for an Interest Period of six (6) months, Term SOFR plus 25 basis points (0.25%); provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Lender, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Lender determines in its reasonable discretion (and in consultation with the

Borrower) that no market practice for the administration of such rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“SOFR Loans” means Loans the rate of interest applicable to which is based upon SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Up-Front Increase Amount” means an amount equal to (i) the Up-Size Term Loan amount minus the Existing Principal Amount plus (ii) the Maximum Revolving Amount upon the satisfaction of the Up-Size Conditions minus the Maximum Revolving Amount prior to the satisfaction of the Up-Size Conditions.

(o) Section 2.1(a) of the Loan Agreement is hereby amended by deleting the reference therein to “Eurodollar Loans” and replacing it with “SOFR Loans”.

(p) Section 2.1(b) of the Loan Agreement is hereby amended by deleting each reference therein to “Eurodollar Loans” and replacing it with “SOFR Loans”, by deleting the reference therein to “2022” and replacing it with “2024” and by deleting the reference to a 2-month Interest Period.

(q) Section 2.2 of the Loan Agreement is hereby amended by deleting each reference therein to “Eurodollar Loans” and replacing it with “SOFR Loans”.

(r) Section 2.6 of the Loan Agreement is hereby amended by deleting each reference therein to “Eurodollar Loans” and replacing it with “SOFR Loans”.

(s) Section 2.7(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Each SOFR Loan shall bear interest for each day during each applicable Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Margin; provided, however, that during the continuance of an event described in Section 2.15(b), then each Loan shall bear interest for each day at a rate per annum equal to the Base Rate.

(t) Section 2.8(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Interest shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on the Loans resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall as soon as practicable notify Borrower of the effective date and the amount of each such change in interest rate.

(u) Section 2.8(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(c) Benchmark Replacement.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes in consultation with the Borrower from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.8(c) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.8(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the

Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(v) Section 2.13 of the Loan Agreement is amended by deleting each reference therein to “Eurodollar Loan” and replacing it with “SOFR Loan” and deleting the reference therein to “2022” and replacing it with “2024”.

(w) The heading for Section 2.15 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.15 Certain Increased Costs and SOFR Rate Events.

(x) Section 2.15(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b) If prior to the commencement of any Interest Period for a SOFR Loan:

(i) Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate for a Loan for the applicable Interest Period; or

(ii) Lender determines (which determination shall be conclusive and binding absent manifest error) that the Adjusted Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining its Loans included in such borrowing for such Interest Period, then Lender shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, any request by Borrower for conversion of any SOFR Loan to, or continuation of any SOFR Loan for the applicable Interest Period, as the case may be, shall be ineffective and such Borrowing shall be made as an ABR Loan.

(y) Section 5.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

5.2 Certificates; Other Information. Furnish to Lender:

(a) within two (2) Business Days after the delivery of each annual and semi-annual financial statement referred to in Section 5.1, a certificate of Borrower stating that (i) Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, (ii) the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date of such financial statement (A) as stated if such representation and warranty contains an express materiality qualification or (B) in all material respects if such representation and warranty does not contain such a qualification, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (iii) no Default or Event of Default has occurred and is continuing;

(b) as soon as available, but in any event not later than 10 days after the end of each month, the net asset value sheet of the Borrower as at the end of such month, in the form and detail similar to those customarily prepared by the Borrower’s management for internal use and reasonably satisfactory to Lender, certified by a Responsible Officer as being fairly stated in all material respects;

(c) within two (2) Business Days following the 15th and the last day of each month (or, if any such date is not a Business Day, on the next succeeding Business Day), a certificate of a Responsible Officer showing in reasonable detail the calculation of Borrower’s Asset Coverage Ratio as of the 15th or the last day of each such month, as applicable; and

(d) promptly, copies of all changes to the Prospectus and Registration Statement, and any additional financial and other information as Lender may from time to time reasonably request.

(z) Section 7(k) of the Loan Agreement is hereby amended by deleting the reference therein to “Banking Days” and replacing it with “Business Days”.

(aa) Exhibit B to the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Amendments to Other Loan Documents. All references in the Loan Documents to the Loan Agreement shall henceforth include references to such agreement as modified and amended hereby, and as may, from time to time, be further amended, modified, extended, renewed, or increased.

3. Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a) Lender shall have received duly executed counterparts of this Amendment.

(b) Lender shall have received a certificate evidencing the good standing of Borrower in its jurisdiction of formation.

(c) Lender shall have received the executed legal opinion of counsel to Borrower. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as Lender may reasonably require.

(d) Lender shall have received a duly completed Form FR U-1 executed by Borrower and all other documentation required or requested by Lender in connection with Regulation U.

(e) No Default or Event of Default shall or would result from the execution of this Amendment.

(f) Each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date hereof as if made on and as of such date, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(g) Borrower shall have paid all fees and expenses due and owing from Borrower to Lender including, but not limited to, an upfront fee in the amount of $286,000.

4. Representations and Warranties.

(a) Borrower does hereby represent and warrant that the execution, delivery and performance of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene its declaration of trust, by-laws, or any other organizational or governing document of Borrower, (ii) contravene any material contractual restriction binding on it or require any consent under any material agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any material Liens upon any property or assets of Borrower, or (iv) violate any material Requirement of Law applicable to it.

(b) Borrower represents and warrants that each of the representations and warranties contained in Section 3 of the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent the same expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

5. Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment shall be governed by, and construed in accordance with, the law of the State of New York, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

6. ENTIRETIES. THE LOAN AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THE LOAN AGREEMENT AS AMENDED BY THIS AMENDMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

7. Parties. This Amendment shall be binding upon and inure to the benefit of Borrower and Lender, and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender.

8. Loan Document. Each party hereto acknowledges and agrees that this Amendment shall be a Loan Document.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date and year first written above.

BORROWER:

APOLLO TACTICAL INCOME FUND INC.

By:
Name:	Joseph D. Glatt
Title:	Secretary

[Additional signature page follows]

LENDER:

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:	Ryoji Ito
Title:	Managing Director

EXHIBIT A

EXHIBIT B

FORM OF BORROWING REQUEST

Date:                     ,

To:     Sumitomo Mitsui Banking Corporation, as Lender

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Loan and Security Agreement, dated as of April 22, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Apollo Tactical Income Fund Inc., a diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “Borrower”), and Sumitomo Mitsui Banking Corporation, as Lender

The undersigned hereby requests a borrowing of a Revolving Loan:

1. On                                                          (a Banking Day);

2. In the amount of $             (the “Loan Amount”). The aggregate amount outstanding after giving effect to such borrowing shall be             .

[3. With respect to any SOFR Loan, the initial Interest Period shall be: 1 Month / 3 Months / 6 Months.1]

[4. $             of the Loan Amount shall be a SOFR Loan, $             of the Loan Amount shall be an ABR Loan and $             of the Loan Amount shall be a Fixed Rate Loan.]

[5. If any portion of the Loan Amount is a Fixed Rate Loan, the Fixed Rate for such portion shall be            .]2

The Loan requested herein complies with the proviso to the first sentence of Section 2.1(b) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 4.2 of the Agreement are and shall be satisfied on and as of the Business Day set forth in Clause (1) above.

APOLLO TACTICAL INCOME FUND INC.

By:
Name:
Title:

[1]	6 Month Interest Period subject to availability (as determined by Lender in its sole discretion).
[2]	If any portion of the Loan Amount is a Fixed Rate Loan, include any additional agreed upon terms for such Fixed Rate Loan